EXHIBIT 99.1

Conquest Petroleum Incorporated Signs Equity Facility With Yorkville Advisors

THE WOODLANDS, Texas, Aug. 21, 2009 (GLOBE NEWSWIRE) -- Conquest Petroleum Incorporated (OTCBB:CQPT), an independent oil & gas company headquartered in Houston, Texas, announced today that it has entered into a Standby Equity Distribution Agreement (SEDA) with a fund managed by Yorkville Advisors, LLC. This financing arrangement is part of Conquest's ongoing restructuring efforts. Conquest intends to utilize proceeds from the SEDA for working capital, reworking of existing oil & gas wells, and the repayment of debt.

Pioneered eight years ago by Yorkville, the SEDA format offers companies a cost-effective way to raise capital to fund their business plans. The SEDA is designed to enable Conquest, at its discretion, to sell up to 4.62 million shares of its common stock to Yorkville's fund in tranches over a 24-month term. No tranche may exceed an amount related to the daily volume of the common stock in the 5 days preceding a draw down request. Pursuant to the SEDA, the stock issued under each tranche is priced at 93.5% of the lowest daily volume weighted average price during the 5 trading days following the date in which the draw down is requested. Yorkville has and will receive certain cost reimbursement and commitment fees.

Conquest's management team is led by President and CEO Robert D. Johnson who has over 40 years experience in the oil & gas industry. Conquest has been restructuring its business for the last 15 months. Such efforts are on going and have resulted in the following achievements: reducing cash burn rate by over 84%, reducing debt by $54 million to $9.3 million through the sale of non-strategic California and Arkansas properties and debt conversions, restructuring the board of directors and management with seasoned oil & gas professionals, settling contingent liabilities of over $3 million on a non-cash basis, and settling a major environmental lawsuit in its Delhi field of north Louisiana.

Robert D. Johnson commented, "We believe that having the ability to sell up to 4.62 million shares of common stock on such advantageous terms should significantly improve our balance sheet and help us to develop a portion of our low risk proved oil & gas reserve base, which in turn should enhance our profitability. We would like to thank Yorkville for their confidence in our management team and our business plan."

Richard Brand, Managing Director of Yorkville, commented, "Yorkville sees great potential in the investment opportunity presented by Conquest Petroleum. We believe that Robert D. Johnson and the rest of his management team have strategically realigned the Company to meet its obligations in the growing demands of the oil & gas industry."

About Yorkville Advisors

Yorkville Advisors, LLC (Yorkville) is the investment manager to a family of funds with approximately $900 million in assets under management. Founded in January 2001 by Mark Angelo, Yorkville specializes in providing flexible, innovative debt and equity investments and financing in publicly listed companies worldwide in a variety of sectors including energy, mining, technology media & telecommunication (TMT), healthcare and shipping. Yorkville has a broad investment mandate and the flexibility to invest across many geographies as well as sectors. Yorkville tailors its financings according to each company's need and offers a mix of debt structures, bridge financings, asset backed loans, equity facilities and, in some cases, equity injections. Yorkville has offices in New Jersey, Florida, UK, and Hong Kong. It also has a joint venture with offices in Italy. For further information please visit www.yorkvilleadvisors.com.

About Conquest Petroleum (www.conquestpetroleum.com)

Conquest Petroleum Incorporated is an independent oil and gas company founded in 2004. Conquest is a producer of natural gas and oil through low risk workover and infill development programs in existing proven fields. Conquest has acquired low risk proved oil and gas properties on over 36,000 acres in mature fields with core areas in Northern Louisiana (Delhi and Marion) and Kentucky (Belton). Conquest currently has in place an experienced management team and Board of Directors to develop and monetize existing low risk oil and gas assets. The Company has a four phase strategic plan which is currently being implemented as follows:

 * Phase 1: Acquire Initial asset BASE -- Completed.

 * Phase 2: Complete existing proved wells -- Currently in progress through exploitation of its fields by investing in low risk workover programs on existing wells.

 * Phase 3: Development drilling on proved assets -- Prospects have been identified and quantified.  Conquest's strategy is to execute infill drilling of its oil and gas assets by developing proved undeveloped reserves.  Management feels that there are over 750 infill drilling prospects in the Marion, Delhi, and Belton fields.

 * Phase 4: Acquire additional oil and gas assets -- Ongoing project with several identified opportunities awaiting funding.

This press release may contain certain "forward-looking statements" with respect to Conquest Petroleum's expectations and plans, strategy, management's objectives, future performance, costs, revenues, earnings and other trend information. It is important to note that Conquest Petroleum's actual results in the future could differ materially from those anticipated in forward-looking statements depending on various important factors. Please refer to the documents that Conquest Petroleum has filed with the U.S. Securities and Exchange Commission under the U.S. Securities Exchange Act of 1934, as amended, including Conquest Petroleum's most recent annual report for a discussion of certain of these factors.

All forward-looking statements in this press release are based on information available to Conquest Petroleum on the date hereof. All written or oral forward-looking statements attributable to Conquest Petroleum, any Conquest Petroleum employees or representatives acting on Conquest Petroleum's behalf are expressly qualified in their entirety by the factors referred to above. Conquest Petroleum does not intend to update these forward-looking statements.

CONTACT:  Capital Group Communications, Inc.
          Richard Carpenter, VP Investor Relations
          415-332-7200